Exhibit 10.1
M&A Agreement

Party A:                      Shouguang City Haoyuan Chemical Co., Ltd ("Haoyuan")
Party B:                      YUAN Fengxia, YANG Qing, WANG Han

              To optimize business structure and meet the demand of business development for the realization of maximal mutual benefit, Party A and Party B, after amicable consultation based on the principles of mutual interest and development and in the spirit of cooperation and win-win, have entered into this Agreement as follows:

1.           Party A acquires from Party B all the assets (see attached table of itemized assets) of the bromine factory (annual bromine production  capacity of 4,000 ton and annual salt production capacity of 150,000 ton) located in Beishan Village, Yingli Township, Shouguang City; the final consideration of the acquisition is determined to be RMB 112 million (of which 70% to be paid in cash and 30% in stocks issued by Haoyuan's US parent company with the stock price based on the average price of the last 30 trading days prior to the transaction date).

2.           Upon completion of the M&A, the ownership of all the factory buildings, production facilities, water wells, underwater cables, electricity provision facilities that are currently in Party B's ownership shall belong to Party A.  Party B shall be responsible for its original debt claims and loan obligations.  In addition, Party B shall ensure that the unusable wells listed on the table of itemized assets must not exceed 10 and the length of the unusable water ditches must not exceed 200 meters; otherwise, there shall be a deduction, from the total consideration hereunder, at the rate of 2 times the replacement cost.

3.           Party B promises that Party B will automatically dissolve the 50-year land lease contract between Party B and the village in the production area with regard to 11.02 km2 land and that Party B shall assist our company [sic, meaning Haoyuan] in entering into a new 50-year land lease contract with the village; otherwise, Party B shall pay 10% of the security deposit as compensation to Party A.

4.           Party B promises that it will dissolve the employment contracts with its original factory workers and pay them their salaries and compensation pursuant to the relevant laws and statutes of the State; Party B guarantees that Party A will not experience any related disputes with its original employees and that Party B will should properly handle the placement work for its original employees. Party A has the right to  recruit its own employees based on its need.

5.           Party B promises that it will settle all the contracts with its original suppliers and customers, and resolve all corresponding debt claims and loan obligations, and guarantees that Party A will not have any related disputes with its original suppliers and customers. Party A has the right to choose its new suppliers and customers and enter into new contract with them.

6.           Party A only purchases the production-related facilities and inventories, has no relationship with the original operating entity , and will not assume any rights and obligations from the original operating entity.

7.           Upon execution of this Agreement, Party A shall pay to Party B 20% of the consideration in the total amount of RMB 22.1 million as security deposit; upon payment of the deposit, Party A will enter the premise to commence the production organization.  Within 3 days upon the execution of this agreement, Party A and Party B shall form an assets inventory group to take inventory of Party B assets on the premise.  Upon completion of the asset inventory,  and on the condition that there is no dispute, Party A shall pay all the cash portion of the total transfer consideration (i.e., RMB 56 million even) by September 30, 2009.  Party A and Party B will then formally proceed with the procedures of the hand-over (including relevant land lease contract and the execution of a new land lease contract for which Party B has the responsibility for assistance as Party A requested).

8.           If Party A fails to pay the remaining cash portion of the acquisition consideration by September 30, 2009, Party B has the right to terminate the M&A agreement, and Party B shall keep the security deposit, recover all the assets of the bromine factory and have no legal responsibility.

9.           The two parties shall discuss supplemental agreement regarding other matters not covered herein and the supplemental agreement shall have the same legal effect.  Any dispute about this agreement may be submitted to the People's Court of Shouguang City.

10.         This agreement is in duplicate, with one to each party.

Party A:	Shouguang City Haoyuan Chemical Co., Ltd (company seal)

Legal Representative:	/s/ Ming YANG

Party B:	WANG Han /s/WANG Han YANG Qing /s/ YANG Qing YUAN Fengxia /s/ YUAN Fengxia

August 31, 2009